FOR IMMEDIATE RELEASE

FERRO’S POLYMER ADDITIVES DIVISION

ANNOUNCES PRICING ACTIONS

CLEVELAND, Ohio – August 27, 2004 — Ferro Corporation’s (NYSE: FOE) Polymer Additives Division announced today it will implement price increases for several of its product lines, effective September 15, 2004.

“Escalating raw material, energy and transportation costs over an extended period have significantly reduced margins in the Plastic Additives market,” commented Peter Thomas, the newly appointed Vice President of Polymer Additives, Pharmaceuticals and Fine Chemicals. “Improving global economic conditions have prompted raw material cost increases and improved profitability in other segments of the chemicals and plastics supply chain. The pricing actions we are taking, coupled with continuing aggressive cost reduction activities, are being implemented to improve profitability in our Polymer Additives business.”

The following increases will take effect September 15, 2004 for North American customers:

•	General purpose Metallic Stearates will increase between $0.06 and $0.15 per pound.

•	Aqueous Dispersions will increase $0.06 per pound.

•	Mixed-Metal Stabilizers will increase between $0.07 and $0.18 per pound. These increases will be implemented for all liquids, liquid/ESO blends, powders, pastes and tin stabilizers.

•	Benzyl Phthalate plasticizers will increase $0.05 per pound for list and $0.10 per pound for off-list prices.

•	Benzyl Chloride will increase $0.08 per pound.

•	Phosphate Ester plasticizers will increase $0.10 per pound for list and $0.15 per pound for off-list prices.

•	Isothiazalone biocides will increase $0.05 per pound.

Ferro Corporation is a major international producer of performance materials for industry, including coatings and performance chemicals. The Company has operations in 20 countries and recorded sales of $1.6 billion in 2003. For more information on Ferro, visit the Company’s Web site at http://www.ferro.com/ or contact Todd Tyler, 216-875-7104.

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